Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-184536 and No. 333-188040) and Form S-8 No. 333-186554 of Customers Bancorp, Inc. of our reports dated March 18, 2013, relating to the consolidated financial statements and the effectiveness of Customers Bancorp, Inc.’s internal control over financial reporting, which appear in the 2012 Annual Report on Form 10-K of Customers Bancorp, Inc., as amended by the Form 10-K/A filed May 8, 2013

/s/ ParenteBeard LLC

Lancaster, Pennsylvania

May 8, 2013